EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114911 on Form S-8 of FPL Group, Inc. of our report dated June 25, 2007, appearing in this Annual Report on Form 11-K of the FPL Group Bargaining Unit Employee Retirement Savings Plan (formerly known as the FPL Group Bargaining Unit Employee Thrift Plan) for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Miami, Florida
June 25, 2007